As Filed with the Securities and Exchange Commission on May 16, 2017

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEWFIELD EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	72-1133047
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380

(Address of principal executive offices, including zip code)

NEWFIELD EXPLORATION COMPANY

AMENDED AND RESTATED 2010 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Timothy D. Yang

General Counsel and Corporate Secretary

Newfield Exploration Company

4 Waterway Square Place, Suite 100

The Woodlands, Texas 77380
(Name and address of agent for service)

(281) 210-5100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☒	Accelerated Filer	☐
	Smaller Reporting Company	☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company.)	Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	2,000,000	$34.455	$68,910,000	$7,987

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock (as defined below) registered hereby pursuant to the Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan, as the same may be amended from time to time (the “Plan”), is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction, and this Registration Statement (as defined below) shall also cover any additional shares of Common Stock that may become issuable by reason of any stock split, stock dividend or any other similar transaction pursuant to the adjustment and anti-dilution provisions of the Plan.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The maximum offering price per share and the maximum aggregate offering price are based on $34.455, which was the average of the high and low sales prices per share of the Common Stock on the New York Stock Exchange on May 12, 2017.

EXPLANATORY NOTE

Newfield Exploration Company (“Newfield”) is filing this registration statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 for the purpose of registering an additional 2,000,000 shares of common stock, par value $0.01 per share, of Newfield (“Common Stock”) that may be offered or issued under the Plan.

Except as otherwise set forth below, the contents of Newfield’s registration statement on Form S-8 relating to the Plan (File No. 333-166672), which was filed with the Securities and Exchange Commission (“SEC”) on May 10, 2010, including any and all post-effective amendments thereto, are incorporated by reference into this Registration Statement as permitted by General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) of the Securities Act.  Newfield will maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, Newfield will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding such documents or portions thereof that are deemed furnished but not filed under the Exchange Act and applicable SEC rules and regulations), by Newfield are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)         Newfield’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 21, 2017;

(b)         Newfield’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed on May 2, 2017;

(c)          Newfield’s Current Report on Form 8-K filed on February 13, 2017 (Item 5.02); and

(d)         The description of the Common Stock contained in Newfield’s registration statement on Form 8-A filed on November 4, 1993 (including any amendment or report filed for the purpose of updating such description subsequent to the date of this Registration Statement).

All documents filed by Newfield with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding such documents or portions thereof that are deemed furnished but not filed under the Exchange Act and applicable SEC rules and regulations) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Under Section 145(c) of the DGCL, if a present or former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and Section 145(b) of the DGCL (described above), or in defense of any claim, issue or matter therein, such person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Article Seventh of Newfield’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for mandatory indemnification of Newfield’s directors and officers to the fullest extent permitted by law.  In addition, Article VI of Newfield’s Amended and Restated Bylaws (the “Bylaws”) provides for mandatory indemnification, under certain circumstances, of each person who is or was made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed civil, criminal, administrative, arbitrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is, was or has agreed to become a director or officer of Newfield or is a person who is or was serving or has agreed to serve at the request of Newfield as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Bylaws were adopted or as it may be thereafter amended. Article VI of the Bylaws expressly provides that the right to indemnification contained therein is not the exclusive method of indemnification.

Newfield has entered into indemnification agreements with each of its directors and executive officers whereby each is indemnified by Newfield against certain liabilities that he or she may incur as a result of serving as a director or executing his or her duties as an executive officer of Newfield.  A form of these agreements, which is incorporated herein by reference, was filed as Exhibit 10.20 to Newfield’s Current Report on Form 8-K, filed with the SEC on February 6, 2009.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

Article Seventh of the Certificate of Incorporation and Article VI of the Bylaws also provide that Newfield may purchase and maintain insurance, at Newfield’s expense, to protect Newfield and any director, officer, employee or agent of Newfield or any person who is or was serving or has agreed to serve at the request of Newfield as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss asserted against him and incurred by him in any such capacity, regardless of whether Newfield would have the power to indemnify such person against such expense, liability or loss.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Seventh of the Certificate of Incorporation contains such a provision.

The Plan provides that any committee that administers the Plan and all members thereof shall be indemnified by Newfield, in all cases to the extent permitted by applicable law, against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against amounts paid in settlement or in satisfaction of a judgment in any action, suit or proceeding.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of Newfield with the SEC, each of the following exhibits is filed herewith:

Exhibit No.	Description
4.1*

Fourth Amended and Restated Certificate of Incorporation of Newfield Exploration Company dated July 20, 2015 (incorporated by reference to Exhibit 3.1 to Newfield’s Current Report on Form 8-K filed with the SEC on July 27, 2015 (File No. 1-12534)).

4.2*

Amended and Restated Bylaws of Newfield Exploration Company, as amended by the First Amendment dated November 11, 2016 (incorporated by reference to Exhibit 3.2 to Newfield’s Annual Report on Form 10-K filed on February 21, 2017).

5.1	Opinion of Vinson & Elkins LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ryder Scott Company, L.P.
23.3	Consent of DeGolyer and MacNaughton.
23.4	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).
99.1	Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan.

*Incorporated herein by reference.

Item 9. Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Newfield certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, in the State of Texas on May 16, 2017.

NEWFIELD EXPLORATION COMPANY
(Registrant)

By:	/s/ Lawrence S. Massaro
Name: Lawrence S. Massaro
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Lawrence S. Massaro and Timothy D. Yang, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Lee K. Boothby	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Lee K. Boothby		May 16, 2017

/s/ Lawrence S. Massaro	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Lawrence S. Massaro		May 16, 2017

/s/ George W. Fairchild, Jr.	Chief Accounting Officer (Principal Accounting Officer)
George W. Fairchild, Jr.		May 16, 2017

/s/ Pamela J. Gardner	Director	May 16, 2017
Pamela J. Gardner

/s/ Steven W. Nance	Director	May 16, 2017
Steven W. Nance

/s/ Roger B. Plank	Director	May 16, 2017
Roger B. Plank

/s/ Thomas G. Ricks	Director	May 16, 2017
Thomas G. Ricks

/s/ Juanita M. Romans	Director	May 16, 2017
Juanita M. Romans

/s/ John W. Schanck	Director	May 16, 2017
John W. Schanck

/s/ J. Terry Strange	Director	May 16, 2017
J. Terry Strange

/s/ J. Kent Wells	Director	May 16, 2017
J. Kent Wells

EXHIBIT INDEX

Exhibit No.	Description
4.1*

Fourth Amended and Restated Certificate of Incorporation of Newfield Exploration Company dated July 20, 2015 (incorporated by reference to Exhibit 3.1 to Newfield’s Current Report on Form 8-K filed with the SEC on July 27, 2015 (File No. 1-12534)).

4.2*

Amended and Restated Bylaws of Newfield Exploration Company, as amended by the First Amendment dated November 11, 2016 (incorporated by reference to Exhibit 3.2 to Newfield’s Annual Report on Form 10-K filed on February 21, 2017).

5.1	Opinion of Vinson & Elkins LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Ryder Scott Company, L.P.
23.3	Consent of DeGolyer and MacNaughton.
23.4	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).
99.1	Newfield Exploration Company Amended and Restated 2010 Employee Stock Purchase Plan.

*Incorporated herein by reference.